Exhibit 99.1

Noodles & Company Names Mark A. Mears as Executive Vice President and Chief Marketing Officer

BROOMFIELD, Colo. - June 25, 2015 (Global Newswire) - Noodles & Company ("Noodles" or the "Company") (NASDAQ: NDLS) today announced that Mark A. Mears will be joining Noodles & Company as its Executive Vice President and Chief Marketing Officer effective July 20, 2015. Mr. Mears has over 20 years of marketing and brand positioning experience. He will be responsible for the strategic marketing direction of Noodles & Company and will report directly to the Chairman and Chief Executive Officer of Noodles & Company, Kevin Reddy.

“Mark possesses significant expertise in successfully defining and driving the marketing direction for accomplished restaurant brands in the fast-casual and casual dining sectors, and we believe his leadership will be an invaluable asset for Noodles as we continue on our growth path,” said Mr. Reddy. “His insight, deep industry knowledge and proven ability to achieve results through disciplined execution will help us elevate our brand, drive awareness and position ourselves for future success. I am confident Mark will make significant contributions for many years to come.”

Mr. Mears most recently held the position of Chief Marketing Officer at Schlotzsky’s Bakery-Café, an international fast-casual restaurant chain, where he successfully created and implemented new marketing and menu programs designed to drive comparable restaurant sales growth. Previously, he served as the President and Chief Concept Officer for Mimi’s Café, a French-inspired casual dining concept, where he developed and led all aspects of the successful “French Revolution” brand re-imaging effort. Prior to taking his position at Mimi’s Café, Mr. Mears also served as the Chief Marketing Officer for The Cheesecake Factory, Inc. and oversaw the brand building efforts in support of The Cheesecake Factory's sister brands Grand Lux Cafe and Rock Sugar Pan Asian Kitchen. He received a Bachelor of Science degree in Journalism from the University of Kansas and a Master of Science degree in Advertising from Northwestern University.

Mr. Mears stated, “I am excited to join Noodles & Company and I look forward to working with team members and franchise partners to raise awareness of the brand’s unique culinary story and to enhance Noodles & Company’s position as a fast-casual restaurant leader in fresh, hand-crafted, globally-inspired cuisine.”

About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 455 locations system-wide in 33 states and the District of Columbia as of March 31, 2015. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Sauté and creamy Wisconsin Mac & Cheese.